Investor Contact:                              Media Contact:
Linda S. Lennox                                Christopher Reardon
Director, Investor Relations                   Manager, Corporate Communications
(908) 719-4222                                 (908) 719-4224
llennox@nui.com                                creardon@nui.com


For Immediate Release


      NUI CORPORATION ANNOUNCES CLOSING OF $95 MILLION IN CREDIT FACILITIES

Bedminster, NJ - September 29, 2004 - NUI Corporation (NYSE:NUI) today announced that the company and its wholly owned subsidiary, NUI Utilities, Inc. (NUI Utilities), have obtained credit facilities aggregating $95 million. These facilities will be used to meet NUI Utilities' gas purchase prepayment requirements, provide additional liquidity for working capital, and for general corporate purposes to facilitate a smooth closing of the merger with AGL Resources Inc. (AGL Resources). Credit Suisse First Boston (CSFB) is the sole lead arranger.

The new credit facilities comprise a $75 million senior secured credit facility to be made available to NUI Utilities and secured by NUI Utilities' receivables and related proceeds, and a $20 million senior unsecured credit facility to be made available to NUI by means of an amendment to NUI's existing $255 million senior unsecured credit facility. The NUI Utilities facility matures on May 15, 2005, and the NUI facility matures on November 21, 2005. As of September 29, 2004, both facilities are fully drawn.

NUI also announced that NUI Utilities has drawn down the $50 million delayed draw term loan available to it under its existing credit facility and has used the proceeds to defease its outstanding $50 million medium term notes. In addition, the existing NUI and NUI Utilities credit facilities aggregating $405 million have been amended and extended to November 21, 2005.

About NUI

NUI Corporation, based in Bedminster, NJ, is an energy company that operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI Utilities' divisions include Elizabethtown Gas in New Jersey, City Gas Company of Florida and Elkton Gas in Maryland. For more information, visit www.nui.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the use of proceeds from the credit facilities. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, those factors set forth in NUI Corporation's Form 10-K, Form 10-Qs and its


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other filings with the Securities and Exchange Commission; the anticipated use of proceeds from the credit facilities; and other uncertainties, all of which are difficult to predict and some of which are beyond NUI Corporation's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. NUI Corporation does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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